Exhibit (17)(c)

Schedules of investments

May 31, 2010

Western Asset Institutional Money Market Fund

Security	Rate	Maturity Date	Face Amount	Value
Short-Term Investments — 99.9%
Bank Note — 0.8%
Bank of America N.A.	0.454%	1/27/11	$10,000,000	$10,000,000	(a)
Certificates of Deposit — 28.8%
Abbey National Treasury Services PLC	0.337%	12/10/10	15,000,000	15,000,000	(a)
Bank of Montreal	0.440%	8/9/10	20,000,000	20,000,000
Bank of Nova Scotia	0.420%	8/9/10	20,000,000	20,000,000
Bank of Tokyo Mitsubishi	0.300%	6/24/10	20,000,000	20,000,000
BNP Paribas NY Branch	0.220%	6/4/10	8,000,000	7,999,980
BNP Paribas NY Branch	0.280%	6/15/10	13,975,000	13,975,162
Canadian Imperial Bank	0.350%	8/13/10	20,000,000	20,000,000
Citibank N.A.	0.300%	6/3/10	20,000,000	20,000,000
Credit Suisse NY	0.328%	7/29/10	25,000,000	25,000,000	(a)
Deutsche Bank AG NY	0.280%	7/26/10	20,000,000	20,000,000
DnB NOR Bank ASA	0.307%	9/10/10	25,000,000	25,000,000	(a)
National Bank of Canada	0.330%	7/6/10	20,000,000	20,000,577
Nordea Bank Finland PLC	0.250%	6/7/10	14,000,000	14,000,000
Rabobank Nederland NY	0.320%	6/3/10	25,000,000	25,000,000
Royal Bank of Canada	0.350%	8/10/10	20,000,000	20,000,000
Royal Bank of Scotland	0.345%	7/21/10	20,000,000	19,999,861
Svenska Handelsbanken NY	0.405%	8/16/10	15,000,000	15,000,158
Toronto Dominion Bank NY	0.270%	8/26/10	20,000,000	19,993,784
UBS AG Stamford Branch	0.485%	8/17/10	20,000,000	20,000,000

Total Certificates of Deposit				360,969,522

Commercial Paper — 17.6%
Bank of America Corp.	0.220%	6/1/10	6,131,000	6,131,000	(b)
Barclays U.S. Funding LLC	0.350%	7/12/10	20,000,000	19,992,028	(b)
BNZ International Funding Ltd.	0.300%	8/9/10	20,000,000	19,988,500	(b)(c)
Commerzbank U.S. Finance	0.240%	6/2/10	25,000,000	24,999,833	(b)
Commonwealth Bank of Australia	0.361%	9/17/10	20,000,000	19,978,400	(b)(c)
General Electric Capital Corp.	0.300%	7/19/10	20,000,000	19,992,000	(b)
ING U.S. Funding LLC	0.300%	7/9/10	20,000,000	19,993,667	(b)
Natexis Banques Populaires U.S.	0.280%	6/4/10	20,000,000	19,999,533	(b)
Nordea North America Inc.	0.410%	8/10/10	8,000,000	7,993,622	(b)
Skandinaviska Enskilda Banken AG	0.350%	6/29/10	15,000,000	14,995,917	(b)(c)
Societe Generale N.A.	0.285%	6/25/10	10,000,000	9,998,100	(b)
Societe Generale N.A.	0.430%	7/15/10	11,000,000	10,994,219	(b)
State Street Corp.	0.270%	7/13/10	25,000,000	24,992,125	(b)

Total Commercial Paper				220,048,944

Corporate Bonds & Notes — 1.8%
Commonwealth Bank of Australia	0.392%	7/7/10	7,500,000	7,501,056	(a)(c)
Toyota Motor Credit Corp.	0.297%	1/10/11	15,000,000	15,000,000	(a)

Total Corporate Bonds & Notes				22,501,056

Medium-Term Notes — 4.4%
American Honda Finance Corp.	0.399%	1/11/11	15,000,000	15,000,000	(a)(c)
US Bancorp	0.652%	6/4/10	40,000,000	40,001,255	(a)

Total Medium-Term Notes				55,001,255

8	Legg Mason Partners Institutional Trust 2010 Annual Report

See Notes to Financial Statements.

Western Asset Institutional Money Market Fund

Security	Rate	Maturity Date	Face Amount	Value
U.S. Government Agencies — 18.3%
Federal Farm Credit Bank (FFCB), Notes	0.600%	5/12/11	$5,000,000	$5,016,790	(a)
Federal Farm Credit Bank (FFCB), Notes	0.428%	5/18/11	15,000,000	15,008,820	(a)
Federal Home Loan Bank (FHLB), Discount Notes	0.220%	8/25/10	9,308,000	9,303,165	(b)
Federal Home Loan Bank (FHLB), Notes	0.320%	7/9/10	25,000,000	25,001,057	(a)
Federal Home Loan Bank (FHLB), Notes	0.250%	6/21/11	20,000,000	19,995,736	(a)
Federal Home Loan Bank (FHLB), Notes	0.245%	7/20/11	15,000,000	14,994,806	(a)
Federal Home Loan Mortgage Corp. (FHLMC), Notes	0.200%	7/14/10	30,000,000	29,999,535	(a)
Federal Home Loan Mortgage Corp. (FHLMC), Notes	0.351%	4/1/11	25,000,000	25,023,588	(a)
Federal National Mortgage Association (FNMA), Discount Notes	0.150%	6/3/10	25,000,000	24,999,792	(b)
Federal National Mortgage Association (FNMA), Discount Notes	0.188%	7/7/10	20,000,000	19,996,240	(b)
Federal National Mortgage Association (FNMA), Discount Notes	0.190%	7/19/10	25,000,000	24,993,667	(b)
Federal National Mortgage Association (FNMA), Discount Notes	0.200%	7/28/10	14,500,000	14,495,408	(b)

Total U.S. Government Agencies				228,828,604

U.S. Treasury Bills — 4.0%
U.S. Treasury Bills	0.150%	6/3/10	25,000,000	24,999,792	(b)
U.S. Treasury Bills	0.185%	6/24/10	25,000,000	24,997,045	(b)

Total U.S. Treasury Bills				49,996,837

U.S. Treasury Notes — 12.0%
U.S. Treasury Notes	2.875%	6/30/10	75,000,000	75,162,323
U.S. Treasury Notes	2.000%	9/30/10	75,000,000	75,443,399

Total U.S. Treasury Notes				150,605,722

Repurchase Agreements — 12.2%
Barclays Capital Inc. tri-party repurchase agreement dated 5/28/10; Proceeds at maturity — $100,002,222; (Fully collateralized by U.S. government obligations, 0.500% to 1.000% due 3/31/12 to 4/15/15; Market value — $102,000,037)	0.200%	6/1/10	100,000,000	100,000,000
Deutsche Bank Securities Inc., tri-party repurchase agreement dated 5/28/10; Proceeds at maturity — $52,464,108; (Fully collateralized by various U.S. government agency obligations, 0.000% due 6/16/10 to 10/1/10 Market value — $53,512,372)	0.190%	6/1/10	52,463,000	52,463,000

Total Repurchase Agreements				152,463,000

Total Investments— 99.9% (Cost — $1,250,414,940#)				1,250,414,940

Other Assets in Excess of Liabilities — 0.1%				1,195,422

Total Net Assets — 100.0%				$1,251,610,362

(a)	Variable rate security. Interest rate disclosed is that which is in effect at May 31, 2010.
(b)	Rate shown represents yield-to-maturity.
(c)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

#	Aggregate cost for federal income tax purposes is substantially the same.

See Notes to Financial Statements.

Legg Mason Partners Institutional Trust 2010 Annual Report	9

Statements of assets and liabilities

May 31, 2010

Western Asset Institutional Money Market Fund
Assets:
Investments, at value	$1,097,951,940
Repurchase agreements, at value	152,463,000
Cash	788
Interest receivable	1,493,124
Receivable for Fund shares sold	—
Prepaid expenses	32,049

Total Assets	1,251,940,901

Liabilities:
Investment management fee payable	157,465
Trustees’ fees payable	34,950
Distributions payable	5,798
Payable for securities purchased	—
Payable for Fund shares repurchased	—
Accrued expenses	132,326

Total Liabilities	330,539

Total Net Assets	$1,251,610,362

Net Assets:
Par value (Note 4)	$12,513
Paid-in capital in excess of par value	1,251,262,177
Undistributed net investment income	1,101,214
Accumulated net realized loss on investments	(765,542)

Total Net Assets	$1,251,610,362

Shares Outstanding:
Institutional shares	1,251,274,690

Net Asset Value:
Institutional shares	$1.00

See Notes to Financial Statements.

Statements of operations

For the year ended May 31, 2010

Western Asset Institutional Money Market Fund
Investment Income:
Interest	$7,554,560

10	Legg Mason Partners Institutional Trust 2010 Annual Report

Expenses:
Investment management fee (Note 2)	3,860,828
Treasury Guarantee Program fees (Note 9)	409,565
Legal fees	170,067
Registration fees	139,171
Audit and tax	45,111
Shareholder reports	42,270
Insurance	40,962
Trustees’ fees	39,541
Transfer agent fees	17,687
Custody fees	12,033
Miscellaneous expenses	25,464

Total Expenses	4,802,699
Less: Fee waivers and/or expense reimbursements (Note 2)	(1,149,556)

Net Expenses	3,653,143

Net Investment Income	3,901,417
Net Realized Gain (Loss) on Investments	116,199
Proceeds From Settlement of a Regulatory Matter (Note 6)	1,107,762

Increase in Net Assets From Operations	$5,125,378

See Notes to Financial Statements.

Statements of changes in net assets

Western Asset Institutional Money Market Fund

For the Years Ended May 31,	2010	2009

Operations:
Net investment income	$3,901,417	$45,959,202
Net realized gain (loss)	116,199	(351,455)
Proceeds from settlement of a regulatory matter (Note 6)	1,107,762	—

Increase in Net Assets From Operations	5,125,378	45,607,747

Distributions to Shareholders From (Notes 1 and 5):
Net investment income	(3,907,965)	(45,959,202)

Decrease in Net Assets From Distributions to Shareholders	(3,907,965)	(45,959,202)

Fund Share Transactions (Note 4):
Net proceeds from sale of shares	2,229,800,405	4,513,601,596
Reinvestment of distributions	3,613,604	41,854,979
Cost of shares repurchased	(2,834,474,949)	(6,254,096,861)

Decrease in Net Assets From Fund Share Transactions	(601,060,940)	(1,698,640,286)

Decrease in Net Assets	(599,843,527)	(1,698,991,741)

Net Assets:
Beginning of year	1,851,453,889	3,550,445,630
End of year*	$1,251,610,362	$1,851,453,889
*Includes undistributed net investment income of:	$1,101,214	—

See Notes to Financial Statements.

Legg Mason Partners Institutional Trust 2010 Annual Report	11

Financial highlights

Western Asset Institutional Money Market Fund

For a share of beneficial interest outstanding throughout each year ended May 31:

Institutional Shares[1]	2010	2009	2008	2007	2006

Net asset value, beginning of year	$1.000	$1.000	$1.000	$1.000	$1.000

Income (loss) from operations:
Net investment income	0.002	0.019	0.044	0.051	0.039
Net realized gain (loss)	(0.001)	(0.000)[2]	(0.000)[2]	(0.000)[2]	0.000 [2]
Proceeds from settlement of a regulatory matter	0.001	—	—	—	—

Total income from operations	0.002	0.019	0.044	0.051	0.039

Less distributions from:
Net investment income	(0.002)	(0.019)	(0.044)	(0.051)	(0.039)
Net realized gains	—	—	—	—	(0.000)[2]

Total distributions	(0.002)	(0.019)	(0.044)	(0.051)	(0.039)

Net asset value, end of year	$1.000	$1.000	$1.000	$1.000	$1.000

Total return[3]	0.22%*	1.89%[4]	4.54%	5.19%	3.96%

Net assets, end of year (millions)	$1,252	$1,851	$3,550	$5,617	$4,616

Ratios to average net assets:
Gross expenses	0.30%[5]	0.28%[5]	0.23%	0.24%[6]	0.26%
Net expenses[7,8]	0.23 [5]	0.15 [5,9]	0.23 [9]	0.23 [6]	0.22
Net investment income	0.24	1.98	4.57	5.08	3.96

[1]	Effective September 28, 2009, Class A shares were renamed Institutional Shares.
[2]	Amount represents less than $0.001 per share.
[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[4]	If the Fund had not entered into the Capital Support Agreements, the total return would have been lower.
[5]

Included in the expense ratios are the Treasury Guarantee Program fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.27% and 0.20% for the year ended May 31, 2010, respectively, and 0.25% and 0.12% for the year ended May 31, 2009, respectively.

[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.24% and 0.23%, respectively.

[7]

As a result of an expense limitation agreement, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Institutional Shares will not exceed 0.23% until December 31, 2011.

[8]	Reflects fee waivers and/or expense reimbursements.
[9]	The impact of compensating balance arrangements to the expense ratio was less than 0.01%.
*	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been the same.

See Notes to Financial Statements.

12	Legg Mason Partners Institutional Trust 2010 Annual Report

Notes to financial statements

1. Organization and significant accounting policies

Western Asset Institutional Money Market Fund (“Institutional Money Market Fund”) and Western Asset Institutional AMT Free Municipal Money Market Fund (formerly known as Western Asset Institutional Municipal Money Market Fund) (“Institutional AMT Free Municipal Money Market Fund”) (collectively, the “Funds”) are separate diversified investment series of Legg Mason Partners Institutional Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Funds and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the issuance date of the financial statements.

(a) Investment valuation. In accordance with Rule 2a-7 under the 1940 Act, money market instruments are valued at amortized cost, which approximates market value. This method involves valuing portfolio securities at their cost and thereafter assuming a constant amortization to maturity of any discount or premium. The Funds’ use of amortized cost is subject to its compliance with certain conditions as specified by Rule 2a-7 under the 1940 Act.

The Funds have adopted Financial Accounting Standards Board Codification Topic 820 (formerly, Statement of Financial Accounting Standards No. 157) (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Funds’ investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Funds’ own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Funds use valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts of cash flow to a single present amount.

The following is a summary of the inputs used in valuing the Funds’ assets carried at fair value:

Legg Mason Partners Institutional Trust 2010 Annual Report	13

Institutional Money Market Fund

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Short-term investments†	—	$1,250,414,940	—	$1,250,414,940

†	See Schedule of Investments for additional detailed categorizations.

Institutional AMT Free Municipal Money Market Fund

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Short-term investments†	—	$1,338,432,780	—	$1,338,432,780

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Funds may enter into repurchase agreements with institutions that their investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Funds’ policy that their custodian or a third party custodian, acting on the Funds’ behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Funds generally have the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Funds seek to assert their rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Funds may be delayed or limited.

(c) Credit and market risk. Investments in securities that are collateralized by residential real estate mortgages are subject to certain credit and liquidity risks. When market conditions result in an increase in default rates of the underlying mortgages and foreclosure values of underlying real estate properties are materially below the outstanding amount of these underlying mortgages, collection of the full amount of accrued interest and principal on these investments may be doubtful. Such market conditions may significantly impair the value and liquidity of these investments and may result in a lack of correlation between their credit ratings and values.

The Funds may invest in instruments specifically structured so that they are eligible for purchase by money market funds, including securities that have demand, tender or put features, or interest rate reset features. Structured instruments may take the form of participation interests or receipts in underlying securities or other assets, and in some cases are backed by a financial institution serving as a liquidity provider. Some of these instruments may have an interest rate swap feature which substitutes a floating or variable interest rate for the fixed interest rate on an underlying security, and some may be asset-backed or mortgage-backed securities. Structured instruments are a type of derivative instrument and the payment and credit qualities of these instruments derive from the assets embedded in the structure.

14	Legg Mason Partners Institutional Trust 2010 Annual Report

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. The cost of investments sold is determined by use of the specific identification method.

(e) Distributions to shareholders. Distributions on the shares of the Funds are declared each business day to shareholders of record, and are paid monthly. The Institutional AMT Free Municipal Money Market Fund intends to satisfy conditions that will enable interest from municipal securities, which is exempt from federal and certain state income taxes, to retain such tax-exempt status when distributed to the shareholders of the Fund. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

Notes to financial statements (cont’d)

(f) Compensating balance arrangements. The Funds have an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on each Fund’s cash on deposit with the bank.

(g) Federal and other taxes. It is the Funds’ policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Funds intend to distribute their taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Funds’ financial statements.

Management has analyzed the Funds’ tax positions taken on federal income tax returns for all open tax years and has concluded that as of May 31, 2010, no provision for income tax is required in the Funds’ financial statements. The Funds’ federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Dividends paid by the Funds from net interest received on tax-exempt money market instruments are not includable by shareholders as gross income for federal income tax purposes because the Funds intend to meet certain requirements of the Internal Revenue Code applicable to regulated investment companies, including Subchapter M, which will enable the Funds to pay exempt-interest dividends. The portion of such interest, if any, earned on private activity bonds issued after August 7, 1986, may be considered a tax preference item to shareholders.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the Funds had no reclassifications.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Funds’ investment manager and Western Asset Management Company (“Western Asset”) is the Funds’ subadviser. LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Legg Mason Partners Institutional Trust 2010 Annual Report	15

Under the investment management agreements, the Funds pay an investment management fee, calculated daily and paid monthly, at an annual rate of each Fund’s average daily net assets, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate

First $1 billion	0.250%

Next $1 billion	0.225

Next $3 billion	0.200

Next $5 billion	0.175

Over $10 billion	0.150

LMPFA provides administrative and certain oversight services to the Funds. LMPFA delegates to the subadviser the day-to-day portfolio management of the Funds. For its services, LMPFA pays Western Asset 70% of the net management fee it receives from the Funds.

As a result of an expense limitation agreement between the Funds and LMPFA, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to the average daily net assets of each Fund’s Institutional Shares, will not exceed 0.23% until December 31, 2011. These expense limitation agreements cannot be terminated prior to December 31, 2011 without the Board of Trustees’ consent.

During the year ended May 31, 2010, fees waived and/or expenses reimbursed amounted to $1,149,556 and $819,599 for Institutional Money Market Fund and Institutional AMT Free Municipal Money Market Fund, respectively.

The manager is permitted to recapture amounts previously forgone or reimbursed to the Funds during the same fiscal year if each of the Funds’ total annual operating expenses have fallen to a level below an expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Funds, in the Funds’ total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC, a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Funds’ sole and exclusive distributor.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 (formerly, Statement of Financial Accounting Standards No. 161) requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended May 31, 2010, the Funds did not invest in swaps, options or futures and do not have any intention to do so in the future.

16	Legg Mason Partners Institutional Trust 2010 Annual Report

4. Shares of beneficial interest

At May 31, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Because the Funds have maintained a $1.00 net asset value per share from inception, the number of shares sold, shares issued on reinvestment of dividends declared, and shares repurchased, is equal to the dollar amount shown in the Statements of Changes in Net Assets for the corresponding capital share transactions.

5. Income tax information and distributions to shareholders

Subsequent to the fiscal year end, the Funds have made the following distributions:

Record Date Payable Date	Institutional Money Market Fund	Institutional AMT Free Municipal Money Market Fund

Daily
6/30/2010	$0.000102	$0.000139

The tax character of distributions paid during the fiscal year ended May 31, 2010 was as follows:

	Institutional Money Market Fund	Institutional AMT Free Municipal Money Market Fund

Distributions Paid From:

Tax-exempt income	—	$2,486,877

Ordinary income	$3,907,965	—

Total distributions paid	$3,907,965	$2,486,877

Notes to financial statements (cont’d)

The tax character of distributions paid during the fiscal year ended May 31, 2009 were as follows:

	Institutional Money Market Fund	Institutional AMT Free Municipal Money Market Fund

Distributions Paid From:

Tax-exempt income	—	$37,665,675

Ordinary income	$45,959,202	1,299

Legg Mason Partners Institutional Trust 2010 Annual Report	17

Net long-term capital gains	—	5,881

Total taxable distributions	45,959,202	7,180

Total distributions paid	$45,959,202	$37,672,855

As of May 31, 2010, there were no significant differences between the book and tax components of net assets.

As of May 31, 2010, the Institutional Money Market Fund had, for federal income tax purposes, a net capital loss carryforward of $765,542, of which $10,158 expires in 2016 and $755,384, expires in 2017. The Institutional Money Market Fund utilized $116,199 of its capital loss carryover from prior years. As of May 31, 2010, the Institutional AMT Free Municipal Money Market Fund had, for federal income tax purposes, a net capital loss carryforward of $172,585, of which $170,357 expires in 2017 and $2,228 expires in 2018. These amounts will be available to offset any future taxable capital gains.

6. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Funds, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Funds, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Funds (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ Boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the

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approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified time-frame, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Institutional Money Market Fund and the Institutional AMT Free Municipal Money Market Fund have received $1,107,762 and $361,739 for Institutional Shares, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

* * *

In January 2010, the SEC adopted changes to money market fund regulations. The Funds intend to comply with each of these changes by the implementation date. None of these changes in regulations affect the financial statements.

7. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Funds, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”) substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”) and Board members of the Defendant Funds (collectively, the “Defendants”).The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ Contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked

Legg Mason Partners Institutional Trust 2010 Annual Report	19

standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the

Notes to financial statements (cont’d)

causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Funds were not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

8. Other matters

On or about May 30, 2006, John Halebian, a purported shareholder of Western Asset New York Tax Free Money Market Fund (prior to May 31, 2010, the fund was known as Western Asset / CitiSM New York Tax Free Reserves, and prior to June 1, 2009, as CitiSM New York Tax Free Reserves), a series of Legg Mason Partners Money Market Trust, formerly a series of CitiFunds Trust III (the “Subject Trust”), filed a complaint in the United States District Court for the Southern District of New York against the independent trustees of the Subject Trust (Elliott J. Berv, Donald M. Carlton, A. Benton Cocanougher, Mark T. Finn, Stephen Randolph Gross, Diana R. Harrington, Susan B. Kerley, Alan G. Merten and R. Richardson Pettit).

The Subject Trust is also named in the complaint as a nominal defendant. The complaint alleges both derivative claims on behalf of the Subject Trust and class claims on behalf of a putative class of shareholders of the Subject Trust in connection with the 2005 sale of Citigroup’s asset management business to Legg Mason and the related approval of new investment advisory agreements by the trustees and shareholders. In the derivative claim, the plaintiff alleges, among other things, that the independent trustees breached their fiduciary duty to the Subject Trust and its shareholders by failing to negotiate lower fees or seek competing bids from other qualified investment advisers in connection with Citigroup’s sale to Legg Mason. In the claims brought on behalf of the putative class of shareholders, the plaintiff alleges that the independent trustees violated the proxy solicitation requirements of the 1940 Act, and breached their fiduciary duty to shareholders, by virtue of the voting procedures, including “echo voting,” used to obtain approval of the new investment advisory agreements and statements made in a proxy

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statement regarding those voting procedures. The plaintiff alleges that the proxy statement was misleading because it failed to disclose that the voting procedures violated the 1940 Act. The relief sought includes an award of damages, rescission of the advisory agreement, and an award of costs and attorney fees.

In advance of filing the complaint, Mr. Halebian’s lawyers made written demand for relief on the Board of the Subject Trust, and the Board’s independent trustees formed a demand review committee to investigate the matters raised in the demand, and subsequently in the complaint, and recommend a course of action to the Board. The committee, after a thorough review, determined that the independent trustees did not breach their fiduciary duties as alleged by Mr. Halebian, and that the action demanded by Mr. Halebian would not be in the best interests of the Subject Trust. The Board of the Subject Trust (the trustee who is an “interested person” of the Subject Trust, within the meaning of the 1940 Act, having recused himself from the matter), after receiving and considering the committee’ report and based upon the findings of the committee, subsequently also determined and, adopting the recommendation of the committee, directed counsel to move to dismiss Mr. Halebian’s complaint. A motion to dismiss was filed on October 23, 2006. Opposition papers were filed on or about December 7, 2006. The complaint was dismissed on July 31, 2007. Mr. Halebian filed an appeal in the U.S. Court of Appeals for the Second Circuit. On December 29, 2009, the U.S. Court of Appeals for the Second Circuit ruled that the propriety of the district court’s dismissal depended upon an unsettled question of Massachusetts state law better addressed by a Massachusetts court and certified the question to the Massachusetts Supreme Judicial Court. After full briefing, oral argument took place on May 4, 2010. The parties are awaiting a decision.

9. Treasury guarantee

The Funds elected to participate in the U.S. Treasury Department’s Temporary Guarantee Program for money market funds (the “Guarantee Program”). Under the Guarantee Program, the U.S. Treasury guaranteed the $1.00 per share value of fund shares outstanding as of September 19, 2008, subject to certain terms and limitations.

Only shareholders who held shares as of September 19, 2008 were eligible to participate in the guarantee. Those shareholders were able to purchase and redeem shares in their account during the period covered by the Guarantee Program. However, the number of shares covered by the guarantee could not have exceeded the number of shares held by the shareholder at the close of business on September 19, 2008. Thus, to the extent the overall value of a shareholder’s account increased after September 19, 2008, the amount of the increase would not have been covered by the guarantee.

The initial term of the Guarantee Program terminated on December 18, 2008, but was extended by the Treasury Department until April 30, 2009. The Treasury Department had further extended the Guarantee Program through September 18, 2009. The Funds elected to participate in these extensions.

In order to participate in the Guarantee Program during the initial term, the Funds paid a participation fee of 0.01% of the Funds’ net asset value as of September 19, 2008. The fee for participation in each extension was 0.015%. These fees were not covered by any expense cap in effect during the period.

The Guarantee Program expired as of close of business on September 18, 2009.

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Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Institutional Trust:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of Western Asset Institutional Money Market Fund and Western Asset Institutional AMT Free Municipal Money Market Fund (formerly Western Asset Institutional Municipal Money Market Fund), each a series of Legg Mason Partners Institutional Trust, as of May 31, 2010, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of May 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Western Asset Institutional Money Market Fund and Western Asset Institutional AMT Free Municipal Money Market Fund as of May 31, 2010, and the results of their operations for the year then ended, the changes in their net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York
July 22, 2010

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